Exhibit 99.01

DexCom Inc. Reports First Quarter 2013 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-May 1, 2013) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended March 31, 2013.

Product revenue grew to $27.8 million for the first quarter of 2013, an increase of approximately 49% from the $18.6 million in product revenue reported for the first quarter of 2012. Total first quarter 2013 revenue, which included development grant and other revenue, grew to $29.6 million, an increase of 47% from the same quarter in 2012. Product gross profit totaled $15.4 million for the three months ended March 31, 2013, compared to a product gross profit of $9.0 million for the three months ended March 31, 2012. The Company reported a net loss of $11.1 million, or $0.16 per share for the three months ended March 31, 2013, compared to a net loss of $14.1 million, or $0.21 per share for the three months ended March 31, 2012. The net loss of $11.1 million included $7.2 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization.

Product cost of sales increased $2.8 million to $12.4 million for the first quarter of 2013 compared to $9.6 million for the same quarter in 2012, primarily due to increased volume of product sales. Total cost of sales totaled $13.1 million for the first quarter of 2013 compared to $10.7 million for first quarter of 2012. Research and development expense remained relatively flat and totaled $9.3 million for the first quarter of 2013 compared to $9.4 million for the first quarter of 2012. Changes in research and development expense included lower clinical trial and consulting costs, partially offset by additional salaries and payroll related costs and share-based compensation. Selling, general and administrative expense increased by approximately $2.7 million to $18.1 million for the first quarter of 2013 compared to $15.4 million for the first quarter of 2012, with the change primarily due to additional selling, administrative, and information technology costs to support revenue growth. As of March 31, 2013, the Company had $46.3 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to “About,” then “Investor Relations,” and then “Events and Webcasts,” and will be archived for future reference. To listen to the conference call, please dial (888) 771-4371 (US/Canada) or (847) 585-4405 (International) and use the participant code “34754805” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and people with diabetes, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of people with diabetes to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended March 31, 2013, as filed with the Securities and Exchange Commission on May 1, 2013.

FOR MORE INFORMATION:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In millions—except par value data)

	March 31, 2013 (Unaudited)	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$18.9	$8.1
Short-term marketable securities, available-for-sale	26.4	40.6
Accounts receivable, net	16.3	19.5
Inventory	7.5	7.4
Prepaid and other current assets	2.2	2.0

Total current assets	71.3	77.6
Property and equipment, net	18.3	18.9
Restricted cash	1.0	1.0
Intangible assets, net	4.0	4.2
Goodwill	3.2	3.2
Other assets	1.0	1.1

Total assets	$98.8	$106.0

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$7.5	$8.7
Accrued payroll and related expenses	7.2	9.2
Current portion of long-term debt	0.7	0.2
Current portion of deferred revenue	0.8	1.4

Total current liabilities	16.2	19.5
Other liabilities	2.7	2.1
Long-term debt, net of current portion	6.3	6.8
Long-term portion of deferred revenue	—	0.6

Total liabilities	25.2	29.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5.0 shares authorized; no shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	—	—
Common stock, $0.001 par value, 100.0 authorized; 70.9 and 70.7 issued and outstanding, respectively, at March 31, 2013; and 69.7 and 69.5 shares issued and outstanding, respectively, at December 31, 2012	0.1	0.1
Additional paid-in capital	530.3	522.6
Accumulated other comprehensive loss	(0.1)	(0.1)
Accumulated deficit	(456.7)	(445.6)

Total stockholders’ equity	73.6	77.0

Total liabilities and stockholders’ equity	$98.8	$106.0

DexCom Inc.

Consolidated Statements of Operations

(In millions—except per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Product revenue	$27.8	$18.6
Development grant and other revenue	1.8	1.5

Total revenue	29.6	20.1
Product cost of sales	12.4	9.6
Development and other cost of sales	0.7	1.1

Total cost of sales	13.1	10.7

Gross profit	16.5	9.4
Operating expenses
Research and development	9.3	9.4
Selling, general and administrative	18.1	15.4

Total operating expenses	27.4	24.8

Operating loss	(10.9)	(15.4)
Interest and other income	—	—
Interest expense	(0.2)	—

Loss before income taxes	(11.1)	(15.4)
Income tax expense (benefit)	—	(1.3)

Net loss	$(11.1)	$(14.1)

Basic and diluted net loss per share	$(0.16)	$(0.21)

Shares used to compute basic and diluted net loss per share	69.8	67.8